Exhibit 99.1

Ibis Technology Ships i2000 Oxygen Implanter to Leading Silicon Wafer
Manufacturer

    DANVERS, Mass.--(BUSINESS WIRE)--May 25, 2004--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment and SIMOX-SOI wafers to the worldwide semiconductor industry, today announced the shipment of an Ibis i2000 oxygen implanter to a major silicon wafer manufacturer. Ibis announced the receipt of the order from this customer for this implanter on February 5, 2004. This implanter, which recently completed the factory acceptance process at Ibis, now is scheduled to be installed in the customer's facility and undergo final on-site acceptance testing.
    Martin J. Reid, president and chief executive officer of Ibis Technology Corporation, said, "It is especially noteworthy that this system is being sold and shipped to a wafer supplier. Earlier sales of our implanters have been made primarily to semiconductor manufacturers who have used the systems mainly for research, process development and small scale wafer production. We have long believed that when SOI technology matured to the point where large scale production quantities of SOI wafers would be needed, it would be the world's wafer suppliers who would become the predominant manufacturers of SIMOX-SOI wafers. That's why we view the sale and shipment of an i2000 implanter to this leading wafer supplier as being so significant."
    The i2000 system is designed to be a high-throughput, high-volume production tool for manufacturing 200- and 300-millimeter SIMOX-SOI wafers, including the company's Advantox(R) MLD and Advantox MLD-UT wafers.
    Revenue recognition will be based on final customer acceptance at their facility, the timing of which may vary depending on a number of factors, which include the customer's site being properly facilitized (power, water, air) and performance of the tool. As a result, Ibis cannot provide any guarantees with respect to when or whether it will recognize revenue on this transaction.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. The company is also a leading producer of SIMOX-SOI wafers. Headquartered in Danvers, Massachusetts, the company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (ii) the company's belief that wafer manufacturers will become the primary suppliers of SIMOX-SOI wafers to the chipmaking industry, (iii) the throughput and production capacity of the i2000 implanter for manufacturing 200- and 300-mm SIMOX-SOI wafers (iv) the expected on-site acceptance of the i2000 implanter (v) the timing and likelihood of revenue recognition on orders for the company's implanters, (vi) the company's plan to focus on supplying implanters to wafer manufacturers, (vii) the company's expectations regarding future orders for i2000 implanters, and (viii) and the adoption rate of SOI technology. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the company's products, the company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which the i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the company's Securities and Exchange Commission filings from time to time, including but not limited to, the company's Annual Report on Form 10-K for the year ended December 31, 2003. All information set forth in this press release is as of May 24, 2004, and Ibis undertakes no duty to update this information unless required by law.

    CONTACT: Ibis Technology Corporation
             Martin J. Reid, 978-777-4247
             or
             IR Agency Contact:
             Bill Monigle Associates
             Bill Monigle, 603-424-1184